Translation of 2. Addendum to Rental Agreement Exhibit 10.32 Addendum No. 2 to the Rental Agreement dated October 16 / 24, 2018 and Addendum No. 1 dated May 21- 2019 (regarding space in the building Zeppelinstr. 3, 85399 Hallbergmoos) Hallbergmoos Grundvermögen GmbH (registered in the commercial registry of the lower court Munich under the no. HRB 220581) Bavariafilmplatz 7, 80231 Grünwald Represented by the persons indicated by name in the signature line - hereinafter „Landlord" - a nd Pieris Pharmaceuticals GmbH (registered in the commercial registry of the lower court Munich under the no. HRB 221043) VAT Identification No: DE 813177203 Lise-Meitner-Str. 30, 85354 Freising Represented by the persons indicated by name in the signature line - hereinafter „Tenant" - - Landlord and Tenant collectively hereinafter „Parties" -

Translation of 2. Addendum to Rental Agreement Exhibit 10.32 Preamble: The Parties have concluded a rental agreement dated October 16 /24, 2018 – hereinafter: “Rental Agreement” – covering office space, laboratory space and technical space and parking spaces in the building Zeppelinstr. 3, 85399 Hallbergmoos (hereinafter: “Building”). Within the scope of the extension of the rental space by the Landlord, the Tenant has commissioned special requests, which are subject to a charge and which deviate from the previous construction schedule. In addition, an expansion of the rental space is necessary due to the current planning. Furthermore, the contractually agreed handover date could not be met due to construction delays. The Parties wish to clarify the resulting changes compared to the Rental Agreement plus Addendum no. 1 with this Addendum. Therefore the Parties agree on the following: 1. Rental Space and Handover 1.1 In addition to the existing rented space, the Landlord shall rent to the Tenant the cellar room U.17 with a size of approx. 84.02 m² as marked in Annex 1.1 to this Addendum for the installation of the redundant refrigeration technology. Room U.27 with a size of approx. 93.65 m² is no longer part of the rented space. All areas in the basement within the meaning of Sec. 1.2.a) of this Addendum are outlined in red in Annex 1.1 of this Addendum. 1.2 The rental space in the object Zeppelinstr. 3 in 85399 Hallbergmoos consequently consists of the following: a) Technical Space in the lower floor with approx. 520,72 m 2 b) Office space and laboratory space on the ground floor (MB 11, 12, 13, 14, 16, 17, 18) with approx. 4.273,44 m 2 c) Office space and laboratory space on the first floor (MB 11, 12, 13, 14, 18) with approx. 3.438,43 m 2 d) Office and storage space in the second floor (MB 17) with approx. 579,04 m 2 e) Office space in the third floor (MB11) with approx. 474,14 m 2 f) Office space and laboratory space on the ground floor (MB 17a) with approx. 331,74 m 2 1.3 All other agreements regarding the rented areas, in particular in section 2 of Addendum No. 1, shall remain in full effect and shall apply to the rental of the basement area U.17 accordingly. 1.4 Sec. 2.11.4 of the Rental Agreement shall be modified so that the latest date for handing over the rented areas according to Sec. 1, no. 1.2 lit. a), b), c)., d) and f) shall be February 13, 2020 and the latest date for handing over the rented areas according to Sec. 1 no. 1.2 lit. e) shall be May 1, 2020.

Translation of 2. Addendum to Rental Agreement **Exhibit 10.32**

For the sake of clarification, the Parties note that the rental term for all areas rented shall start February 13, 2020 and ends with the end of August 13, 2032 pursuant to Sec. 4.1 of the Rental Agreement.

With regard to the amendment of the above newly regulated latest handover dates, the Parties expressly state that this does not imply any waiver of rights which may result from a later handover or its announcement (in comparison to the original rental agreement regulations).

1.5 With regard to room U.27 in the basement, the Parties have agreed that the Tenant will rent this as a further "extension area" pursuant to Sec. 1.4 a.). **Annex 1.2** to this Addendum No. 2 shows the extension areas with green borders and the option areas pursuant to Sec. 1.4 b.) with orange borders and replaces Annex 1.4 to the Rental Agreement.

2. Rent

2.1 Taking into account the rental of the space specified in Sec.1 of this Addendum, the Parties clarify the Tenant's obligation to pay the rent as follows:

2.2 The monthly rent, in each time from handing over the respective areas specified below on shall be:

Technical Space in the lower floor		3.384,68 €
Office space and laboratory space on the ground floor (MB 11,12, 13, 14, 16, 17,18)		70.298,35 €
Office space and laboratory space on the first floor (MB 11, 12, 13, 14, 18)		54.842,96 €
Office and storage space in the second floor (MB 17)		9.220,06 €
Office space in the third floor (MB 11)		7.562,53 €
Office space and laboratory space on the ground floor (MB 17a)		5.291,25 €
Parking spaces in the basement, 100 pieces		7.500,00 €
„monthly basic rent“		**158.099,83 €**
advance heating and service charge payments	3,00 €/m²	28.849,59 €
Administrative lump-sum 4 %		6.323,99 €

Translation of 2. Addendum to Rental Agreement **Exhibit 10.32**

Monthly total net amount	**193.273,41 €**
Plus statutory VAT (presently 19%)	36.721,95 €
Monthly total gross amount	**229.995,36 €**

2.3 All other agreements between the Parties regarding the rent shall remain fully effective and shall apply accordingly to this Addendum, in particular the provision regarding the "rent-free period" in Sec. 5.1 of the Rental Agreement.

3. Special Tenant's Requests

3.1 In accordance with Sec. 2.10 of the Rental Agreement, the Tenant has commissioned special requests from the Landlord which are associated with additional costs. The following special requests shall be carried out by the Landlord. The Tenant shall bear the costs arising from these requests in the amount specified below.

3.2 Specification of Tenant's Requests

Special Tenant's Request	No. Decision Memorandum	Net-Costs to be borne by Tenant	Annex to Addendum
Adaptation planning floor plans and expansion to tenants' wishes	1	28.750,00 €	3.2.1
vestibule and glass canopy	2b	25.965,15 €	3.2.2
Glass walls and windows	2b	97.427,88 €	3.2.3
Mobile partitions	2b	53.581,31 €	3.2.4
Drywall construction doors	2b	11.735,63 €	3.2.5
Drywall construction ceiling	2c	26.827,21 €	3.2.6
Flooring	3	45.405,36 €	3.2.7
Technical building equipment	4	86.362,10 €	3.2.8
Railing roof	5	19.612,13	3.2.9
Expansion basement	6	19.049,89	3.2.10
Technical building equipment – cold	9	28.027,55	3.2.11
Technical building equipment – special lightning including dimmer and cabling	11	46.201,99	3.2.12

Translation of 2. Addendum to Rental Agreement Exhibit 10.32 Total net amount 488.946,20 € Plus statutory applicable VAT 92.899,78 € Total gross amount 581.845,98 € The Tenant shall pay the total amount of the costs of the Tenant's special requests determined above to the Landlord in accordance with Sec. 2.10 within 30 days after proper invoicing. 3.3 With regard to the details of the changes to the building description and planning associated with the Tenant's special requests, reference is made in each case to the decision papers, including their appendices, attached in Volume-Annex 3. 3.4 The Parties agree that the Tenant shall maintain, service and repair the additional equipment of the rental object installed in accordance with the Tenant's special requests, i.e. the vestibule, the glass canopy, the glass walls and windows, the mobile partitions and doors, in accordance with Sec. 7.3 of the Rental Agreement. All operating costs resulting therefrom shall be borne by the Tenant. 4. Supplement to Sec. 7.7.2 of the Rental Agreement 4.1 Due to mandatory technical necessities, there are lines of the adjacent tenant of the rented area 17 in the area rented here on 1st floor MB 18. Similarly, there are technical lines for the rented area of the Tenant in the adjacent area MB 17. In addition to the provisions under Sec. 7.2.2, however under the obligation to adhere to the obligations stated therein, the Landlord may enter the rented area in the 1st floor MB 18, provided that this is necessary for the maintenance, servicing or repair of this line and in particular of the fire protection flaps located there. The Landlord shall ensure that the Tenant is given access to the rented space 17 for maintenance work concerning Tenant’s technical lines in the rented space 17 under the same conditions. 4.2 In this respect, the Parties expressly state that the business operations of the Tenant may not be significantly impaired by this work to the extent possible. The Landlord shall take into account Tenant’s operational concerns. Necessary expenses incurred by the Tenant as a result of tolerating the aforementioned measures shall be borne by the Landlord. The necessary measures shall be announced with an appropriate period of notice. 5. Miscellaneous 5.1 The Parties are aware that the Rental Agreement to which this Addendum refers requires the statutory written form of Sec. 126 German Civil Code (“BGB”) due to the fact that its term has a duration of more than one year according to Secs. 550, 578 (2) BGB. The Parties wish to adhere to this written form. a) They therefore undertake mutually to perform all acts and make all declarations necessary to comply with the statutory written form requirements at the request of either of the Parties at any time.

Translation of 2. Addendum to Rental Agreement Exhibit 10.32 b) They additionally shall not terminate this contractual relationship prematurely on the grounds of non- compliance with the statutory written form. c) The rights and obligations stated in lit. a) and lit. b) shall apply not only for this Addendum, but also for the original agreement and all future amendments, addenda and other agreements modifying the agreement(s). 5.2 A third party entering into the contract in accordance with Sec. 566 BGB or by way of a tripartite contract shall not be bound by the obligations arising from Sec. 3.1; such third party shall be entitled to the statutory rights without restriction. This shall not apply in so far as the parts of the contract which do not comply with the written form requirement were known or should have been known to the third party prior to its entry into the Rental Agreement, or if the parts not complying with the written form requirement only came into existence after the third party’s entry into the Rental Agreement. However, the joining third party shall in any case be entitled without restriction to the rights arising for the third party from Sec. 3.1 vis-à-vis the other contracting party. 5.3 The written form shall also apply to any subsidiary or ancillary agreements, amendments and supplements to this contract which are not subject to the statutory written form requirement of Sec. 126 BGB pursuant to Secs. 550, 578 (2) BGB. This written form requirement can only be waived in writing. Such subsidiary or ancillary agreements, amendments and supplements have to be expressly identified as such and signed by representatives of the party expressly authorized. The written form mentioned in sentence 1 shall not be complied with by declarations made by e-mail or in electronic form. The Parties agree that no ancillary agreements have been made. 5.4 Severability Should any provision of this Addendum be invalid or unenforceable, the validity of the remaining provisions of this Addendum shall remain unaffected. The Parties shall agree on a provision which comes as close as possible to the economically intended one in place of the affected provisions. 6. Survival of Other Rental Agreement’s Provisions Without prejudice to the provisions agreed in this Addendum, the provisions of the Rental Agreement including its First Amendment and its annexes, to which reference is hereby made, shall otherwise remain in force. 7. Addendum’s Conclusion, Acceptance Period The Party signing this Addendum first shall be bound by the contractual offer for a duration of eight weeks from receipt of the offer by the other Party. The acceptance period shall be deemed to have been observed if the first signing party receives the countersigned Addendum no later than on the last day of the aforementioned period.

Translation of 2. Addendum to Rental Agreement Exhibit 10.32 Annex 1.1 Floor Plans Annex 1.2 Expansion and option area Annex 3.2.1 Adaptation planning floor plans and expansion to tenants' wishes Annex 3.2.2 Vestibule and glass canopy Annex 3.2.3 Glass walls and windows Annex 3.2.4 Mobile partitions Annex 3.2.5 Drywall construction doors Annex 3.2.6 Drywall construction ceiling Annex 3.2.7 Flooring Annex 3.2.8 TGA Annex 3.2.9 Railing roof Annex 3.2.10 Expansion basement Annex 3.2.11 TGA – cold Annex 3.2.12 TGA – special lightning including dimmer and cabling For the Landlord: Place, Date: Grünwald, the __12.02.2019________ Signature: /s/ Christian Lealahabumrung _____ Name: Christian Lealahabumrung Position CEO For the Tenant: Place, Date: Freising, __13.02.2020____ Signature: /s/ Hitto Kaufmann __________ Name: Dr. Hitto Kaufmann Position: Managing Director